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                                                                    Exhibit 4(f)

                    WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

               ENDORSEMENT FOR ROTH INDIVIDUAL RETIREMENT ANNUITY

The terms of this endorsement apply and replace contrary contract terms only if the Application indicates that the contract is issued as a Roth Individual Retirement Annuity ("Roth IRA") under Internal Revenue Code ("Code") Section 408A. The Code and all Code regulations that apply to Roth IRAs are incorporated by reference as if fully rewritten. In the event of any conflict between this contract and any sections of the Code or Code regulations applicable to the Roth IRA, the Code will govern.

OWNERSHIP, TRANSFERABILITY.

     1. You must be Owner and the Annuitant. This contract is for the exclusive benefit of you or your beneficiary. No joint ownership or contingent ownership is permitted.

     2. Your contract is not transferable except to the Company upon surrender or settlement. This contract cannot be sold. This contract cannot be assigned or used as collateral for a loan. This contract cannot be used as security for the performance of any obligation for any other purpose to any person other than the Company.

     3.  Your entire interest in the contract is nonforfeitable.

CONTRIBUTIONS.

     1. The premiums or purchase payments you pay constitute your contributions to your Roth IRA and are non-deductible for income tax reporting purposes. The maximum total yearly contribution, not including any rollover or conversion contribution, you can make to your Roth IRA is $2,000. This $2,000 annual limit is coordinated with any other traditional individual retirement account or annuity, including another Roth IRA that you may own. If your annual compensation is less than $2,000, then the maximum amount that you can contribute is limited to the total amount of your compensation.

     2. Under the Code the maximum contribution that you can make to a Roth IRA is reduced as your annual adjusted gross income for individual taxpayers and married taxpayers increases to the "applicable dollar amount" as set forth in Code Section 408A(c)(3). Any excess contribution you make to the Roth IRA is subject to tax penalty as set forth in Code.

     3.  Contributions are permitted to be made after you attain age 70-1/2.

ROLLOVER OR TRANSFER CONTRIBUTIONS.

     1. Only a qualified rollover, conversion or transfer contribution as defined in Code Section 408A(e) is permitted for the Roth IRA. A qualified rollover contribution for a Roth IRA is a contribution from another Roth IRA or from another individual retirement plan that meets the requirements of Code Section 408(d)(3). Amounts transferred from one Roth IRA to another Roth IRA can be completed on a tax free basis. A rollover contribution or money transfer from another individual retirement plan defined in Code Section 408(a) or 408(b) can be made to a Roth IRA, only if your gross income and tax filing status meets the requirements of Code Section 408A.

     2. The conversion of an existing traditional individual retirement plan, other than a Roth IRA, to a Roth IRA shall be treated as a taxable event.

     3. Funds you receive in one of the ways described above, must be contributed toward your Roth IRA contract within 60 days of the date they are received by you, unless you elected to make a direct transfer of such funds. For direct transfers, a reasonable period of time is allowed.





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DISTRIBUTIONS.

1. The Code refers to money payments received from an individual retirement plan, including Roth IRA, as distributions. The terms of your contract will apply consistent with the provisions of the Code stated in this section.

2. The Code defines a qualified distribution as a payment or distribution made at least five tax years after you have established and contributed to the Roth IRA, and

         a) is made on or after the date on which you attain age 59-1/2, or

         b) is made to a beneficiary you have selected or to your estate on or after your death, or

         c) is made to you after you become disabled within the meaning of Code
            Section 72(m)(7), or

         d) which is a qualified special purpose distribution as permitted by the Code.

    Any qualified distribution from your Roth IRA will not be included in your gross income.

3. Any distribution from your Roth IRA that does not satisfy the requirements for a qualified distribution is treated as a non-qualified distribution. Any non-qualified distribution you receive from your Roth IRA shall first be treated as being made from your contributions to the Roth IRA. The money withdrawn on this type of distribution is on a first in, first out basis. This means that no portion of a nonqualified distribution is included in your gross income until the total amount of all distributions from your Roth IRA exceed the total amount of contributions you made to your Roth IRA. The distribution amounts you receive in excess of your total contributions to your Roth IRA are includable in your gross income.

REPORTS.

    The Company shall furnish annual calendar year reports concerning the status of your Roth IRA.

GENERAL.

    In the event your Contract permits the refund of premiums or purchase payments (other than excess contributions), any such refund will be applied before December 31 of the calendar year following the year of the refund toward the payment of future premiums or purchase payments or if available toward the purchase of additional benefits.



       /s/ James N. Clark                        /s/ John F. Barrett
            Secretary                               President and
                                              Chief Executive Officer


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